Exhibit 4.4

KALEYRA, INC.

2019 EQUITY INCENTIVE PLAN

(adopted by stockholders on November 22, 2019; effective November 25, 2019; as amended and restated by the stockholders on May 27, 2021)

1. DEFINITIONS. The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or the Compensation Committee, except that the Board or the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Board or the Compensation Committee (or a properly delegated member or members of the Board or such Compensation Committee) shall have authorized the issuance of a specified number of Shares under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. The Board may, at its discretion, impose requirements on the composition of the Compensation Committee (for any specific Plan purpose or for all Plan purposes) in order to meets specific requirements under applicable law.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: A grant under the Plan to a Participant of any one or any combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Cash Awards.

(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors other than by virtue of a merger, consolidation or similar transaction;

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board, if any. If there is no Compensation Committee of the Board, the Board itself will be the Compensation Committee for purposes of this Plan.

“Company”: Kaleyra, Inc.

“Contributing Misconduct”: An act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment or service that contributed to an obligation to restate the Company’s financial statements.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors other than by virtue of a merger, consolidation or similar transaction; (iii) a sale or transfer of all or substantially all the Company’s assets, or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: With respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan, is the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. The Company does not represent or warrant that an option intended to be an ISO qualifies as such. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO. To the extent the aggregate fair market value of stock with respect to which ISOs are exercisable by an individual for the first time during any calendar year under all plans of the Company (or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code) exceed $100,000, the ISOs will be treated as non-incentive options with the ISOs granted earlier first accorded ISO status.

“Option Proceeds”: With respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon exercise of a Stock Option or SAR, an amount determined appropriate by the Compensation Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than mere continued Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Kaleyra, Inc. 2019 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Proceeds”: With respect to any sale or other disposition (including to the Company) of Restricted Stock or a Restricted Stock Unit (including of Stock delivered thereon), an amount determined appropriate by the Compensation Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or Stock Units sold or disposed of.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Share”: A share of Stock.

“Stock”: Common Stock of the Company, par value $ 0.0001 per share.

“Stock Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Stock or cash measured by the value of Stock in the future.

“Stock Options”: Options entitling the recipient to acquire Shares upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the terms of the Award.

2. PURPOSE. The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN.

(a) Shares Available for Issuance. Subject to the provisions of Section 7, the total number of Shares available for grants of Awards under the Plan as of May 27, 2021 shall be (A) 8,441,023 Shares, which includes increases as provided herein made on the first day of the Company’s 2020 and 2021 fiscal years, plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in 2020 and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on 2029, equal to the least of (i) 5% of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such lesser amount, if any, as the Board may determine (such aggregate number of shares that may be issued under the plan, the “Share Reserve”). Awards may be issued entirely in the form of ISOs or through any combination of any one or more of the forms of Awards authorized under the terms of the Plan. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards that convert, replace or adjust awards of an acquired company shall not reduce the number of Shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional Shares will be delivered under the Plan.

(c) Limitations on Director Awards. In addition and subject to Section 7, no non-Employee director may be granted Awards with an aggregate grant date value in excess of $1 million in any calendar year, or $2 million for the calendar year in which a non-Employee director is first appointed or elected to the Board. Such limitation on non-Employee director Awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-Employee director.

(d) Non-Issuances. The following actions do not result in an issuance of Shares under the Plan and accordingly do not reduce the number of Shares subject to the Share Reserve and available for issuance under the Plan:

(1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Shares), (3) the withholding of Shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of Shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(e) Reversions to Share Reserve. The Shares previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any Shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any Shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any Shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

(f) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

5. ELIGIBILITY AND PARTICIPATION. The Administrator will select Participants from among those Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its Affiliates. Eligibility for ISOs is limited to employees (as defined by Code Section 3401(c)) of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS.

(a) ALL AWARDS.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Awards that convert, replace or adjust awards of an acquired company may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after November 25, 2029, but previously granted Awards may continue in accordance with their terms beyond that date.

(3) Transferability. ISOs may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime may be exercised only by the Participant. Except as the Administrator otherwise expressly provides, Awards other than ISOs may not be transferred other than by will or by the laws of descent and distribution. During the Participant’s lifetime, other non-transferable Awards requiring exercise may only be exercised by the Participant. No Award may be transferred under a domestic relations order.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The following will apply unless the Administrator expressly provides otherwise: Immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, upon the cessation of the Participant’s Employment as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of cessation of Employment), but only within such period of time ending on the earlier of (i) the date 12 months following such cessation of Employment (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after cessation of Employment due to Participant’s Disability, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate. and

(D) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the Shares delivered shall be treated as awarded under the Plan (and shall reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements. Notwithstanding any other provisions of this Plan, in the case of a “specified employee” of the Company, any payment that is triggered by separation from service shall be delayed until the first business day following the expiration of six months following the date of separation from services (or until the Employee’s death, if earlier). Any payment(s) that would otherwise be due during the six month period described in the preceding sentence will be accumulated and paid as of the first business day following the expiration of six months following the date of separation from services (or until the Employee’s death, if earlier). Delayed payment(s) will bear interest during the six-month delay period.

(10) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(11) Non-Exempt Employees. Notwithstanding any other provision herein, if an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Covered Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock-based Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 6(a)(11) will apply to all Awards and are hereby incorporated by reference into such Awards.

(b) AWARDS REQUIRING EXERCISE.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment (which may include, if the Administrator so determines and if the Stock is publicly traded at the relevant time, a broker-assisted exercise). In the absence of a determination by the Administrator that other forms of payment are permitted, all payments shall be made by cash or by check acceptable to the Administrator.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of the grant. In the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, the maximum term will not exceed five (5) years from the date of grant.

(c) AWARDS NOT REQUIRING EXERCISE. Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7. EFFECT OF CERTAIN TRANSACTIONS.

(a) MERGERS, ETC. The following provisions will apply to Awards in the event of a Covered Transaction, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(1) Awards May Be Assumed. In the event of a Covered Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Covered Transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Covered Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(2) If Awards Are Not Assumed. In the event of a Covered Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted, the vesting of such Awards (and, with respect to Stock Options and SARs, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Covered Transaction (contingent upon the effectiveness of the Covered Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Covered Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Covered Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Covered Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Covered Transaction pursuant to this subsection (2) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Covered Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Covered Transaction pursuant to this subsection (2) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Covered Transaction.

(3) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Covered Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(b) CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of Shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the

Administrator will make appropriate adjustments to the maximum number of Shares specified in Section 4(a) that may be delivered under the Plan, to the maximum number of Shares specified in Section 4(a) that may be issued upon the exercise of ISOs, and to the maximum number of Shares specified in Section 4(a) that may be issued with respect to Awards that are not ISOs, and will also make appropriate adjustments to the number and kind of Shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder. The Administrator shall exercise its discretionary authority under the immediately preceding sentence consistent with the objectives of preserving the qualification as ISOs of Awards intended to continue to qualify as ISOs.

(3) Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

(c) CHANGE IN CONTROL.

(1) The provisions of this Section 7(c) will apply to Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of an Award.

(2) If any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(3) Notwithstanding any provision of the foregoing paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being involuntarily terminated), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(4) If a Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of Section 7(c)(2) and the U.S. Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7(c)(2)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 7(c)(2), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(5) Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

(6) The Company will use commercially reasonable best efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION. The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Amendment to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. CLAWBACK. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

11. MISCELLANEOUS.

(a) Plan Not The Exclusive Source of Bonuses. The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

(b) No Contract of Employment. Neither the Plan, the selection of a person as a Participant, the payment of any Award to any Participant, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

(c) Severability. If any provision of this Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(d) Unfunded Status. The Plan is intended to constitute an unfunded plan.

(e) Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(f) Sub-Plans and Additional Plans. The Administrator may establish one or more sub-plans or additional rules governing Awards to non-U.S. employees or to employees in U.S. jurisdictions subject to state blue-sky or other special requirements. Such sub-plans or rules, together with the generally applicable terms of the Plan, shall constitute the Plan as it pertains to any Awards to which such sub-plans or rules apply.